Exhibit 10.3
REUNION HOSPITALITY TRUST, INC.
, 2011
Ladies and Gentlemen:
          This letter sets forth the agreement (the “Agreement”) between Reunion Hospitality Trust, Inc., a Maryland Corporation (the “Company”), and [NAME OF SPONSOR] (the “Sponsor”), in connection with the services to be provided by the Sponsor. The Company expects to complete an initial public offering of its common stock pursuant to a Registration Statement (the “Registration Statement”) on Form S-11 (File No. 333-165622) (the “Offering”), and this Agreement, the entry by the Sponsor into which is a condition to the Offering, will confirm the agreement between the Company and the Sponsor that, commencing on the date of the consummation of the Offering (the “Effective Date”) and continuing until the earlier of (i) the Company's liquidation and dissolution, (ii) the date on which the Company satisfies the Capital Deployment Hurdle (as defined in the Registration Statement) or (iii) July 31, 2012, the Sponsor shall:
(i)	provide administrative services as may be required by the Company from time to time, including the administration of the Company’s day-to-day activities;

(ii)	provide office space to the Company for use by the Company’s employees and service providers for purposes of conducting the Company’s business;

(iii)	advance any salaries or direct third-party out-of-pocket expenses in connection with the Company’s commitments to its employees (including, without limitation, health, vision, dental, disability and life insurance benefits);

(iv)	perform accounting and comptroller-related services for the Company, including correspondence with the Company’s auditors;

(v)	provide investment advisory services to the Company, including, without limitation:
(a)	financial advice and services in connection with potential Permitted Investments (as described in the prospectus (the “Prospectus”) contained in the Registration Statement);

(b)	financial advice and services in connection with public or private equity and debt financing;

(c)	financial advice and services, including assistance with respect to matters such as cash management, treasury and financial controls;

(d)	corporate planning and corporate development advice and services;

(e)	strategic planning, including with respect to Permitted Investments;

(f)	public relations and press relations advice and services; and

(g)	such other advice and services necessitated by the ordinary course of the Company’s business, as the Company may reasonably request from time to time; and
(vi)	advance funds to the Company at such times and in such amounts as agreed to between the Company and the Sponsor.

          The Sponsor will not receive any compensation under this Agreement, but will be entitled to certain reimbursements as described below. The Company undertakes to reimburse the Sponsor, monthly in arrears, reasonable, direct third-party out-of-pocket expenses incurred by the Sponsor in performing the services under this Agreement (any such expenses being hereinafter referred to as “Reimbursable Expenses”). The Company also undertakes to repay, as soon as practicable, any advances of organizational or offering expenses that were made by the Sponsor and/or its affiliates to the Company prior to the completion of the Offering. Furthermore, to the extent the Sponsor pays any salaries or direct third-party out-of-pocket expenses in connection with the Company’s commitments to its employees (including, without limitation, health, vision, dental, disability and life insurance benefits), the Sponsor will not be entitled to be reimbursed for such salaries or direct third-party out-of-pocket expenses, except that the Sponsor may be reimbursed for any additional compensation approved by the compensation committee of the board of directors of the Company, or to the extent applicable, the board of directors of the Company. The Company shall be responsible for any third-party out-of-pocket expenses incurred in connection with the pursuit of Permitted Investments, with such expenses funded out of the proceeds in the Company’s escrow account (as described in the Prospectus). Until such time as the Capital Deployment Hurdle is satisfied or the Tender Offer (as defined below) is completed, the funds needed to fund Reimbursable Expenses will be provided solely from Non-Escrowed Proceeds and other Permitted Investment Withdrawals (as such terms are defined in the Prospectus). Any expenses incurred or advances made by the Sponsor which constitute Reimbursable Expenses and which are in excess of the funds constituting Non-Escrowed Proceeds or Permitted Investment Withdrawals will not be repaid to the extent that the full amount of remaining proceeds in the escrow account are used to tender for the Company’s common stock and pay related expenses, as described in the Prospectus, in connection with the Company’s failure to satisfy the Capital Deployment Hurdle by July 27, 2012 (the “Tender Offer”). If the Company satisfies the Capital Deployment Hurdle by July 27, 2012 and all funds are released from the escrow account, any Reimbursable Expenses not previously repaid from Non-Escrowed Proceeds and other Permitted Investment Withdrawals may be repaid from the funds previously held in the escrow account.
          The Sponsor acknowledges the Company will establish the escrow account with the net proceeds of the Offering and the concurrent private placement (as described in the Prospectus) for the benefit of the stockholders of the Company that participate in the Offering, and hereby agrees that the Sponsor or any of its valid assigns will not have any right, title, interest or claim of any kind in or to any monies in any escrow account (each a “Claim”), and hereby waives any Claim it may have in the future prior to the closing of the escrow account as a result of, or arising out of, any negotiations, contracts or agreements with the Company, including this Agreement and the transactions contemplated hereby, and will not seek recourse against the escrow account for any reason whatsoever.
          This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the choice of law provisions thereof. The parties consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York in connection with any civil action concerning any controversy, dispute or claim arising out of or relating to this Agreement, or any other agreement contemplated by, or otherwise with respect to, this Agreement or the breach hereof, unless such court would not have subject matter jurisdiction thereof, in which event the parties consent to the jurisdiction of the State of New York. The parties hereby waive and agree not to assert in any litigation concerning this Agreement the doctrine of forum non conveniens.
[Signature page follows]

Very truly yours, REUNION HOSPITALITY TRUST, INC.
By:
Name:
Title:

AGREED TO AND ACCEPTED BY:
By:
Name:
Title:

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